Exhibit 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: KChapman@lhai.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES
FISCAL 2011 FIRST QUARTER RESULTS AND DECLARES
SPECIAL CASH DIVIDEND OF $0.70 PER SHARE

Salt Lake City, Utah, Sept. 14, 2010: Schiff Nutrition International, Inc., (NYSE: WNI), today announced results for the fiscal 2011 first quarter.  The company also announced plans to return $0.70 per share to shareholders through a special cash dividend payable on October 26, 2010 to shareholders of record at the close of business on September 23, 2010.

Financial Results
Schiff Nutrition’s net sales were $51.4 million for the three months ended August 31, 2010, compared to $48.6 million for the same period in fiscal 2010.  For the fiscal 2011 first quarter, Schiff Nutrition reported net income of $3.7 million, or $0.13 per diluted share.  This compares to fiscal 2010 first quarter net income of $4.4 million, or $0.15 per diluted share.

Bruce Wood, President and Chief Executive Officer, stated, “Overall net sales in our first quarter increased almost 6% versus the prior year period, fueled by a significant increase in our branded sales, partially offset by a decline in our private label business.  Our period over period gross profit margin was stable, and we significantly increased consumer advertising expenditures in support of our brands in the current quarter versus the year ago period.”

“Schiff® MegaRed® Krill Oil continued to deliver particularly strong growth.  During the current quarter, we also completed the initial rollout to certain retailers’ shelves of our new Schiff Mega-D3™ product.  At the same time, we experienced a modest reduction in our branded joint care business due to overall category softness, and to specific retailer inventory reductions.  We remain confident about our future growth prospects and plan to compete aggressively, despite the intense competitive environment.”

Wood concluded, “We are pleased to announce a $0.70 per share special cash dividend to our shareholders.  The company has continued to perform well financially, and as of August 31, 2010 had $43.4 million in cash and short term investments.  We are confident the company will continue to generate positive operating cash flows, and our post-dividend cash position will provide the financial flexibility to continue to fund growth initiatives, invest in our facilities, and explore acquisition opportunities.”

Special Dividend
Schiff Nutrition’s Board of Directors approved a $0.70 per share special cash dividend, payable on October 26, 2010 to shareholders of record at the close of business on September 23, 2010.  Schiff’s Class A common stock will begin trading on an ex‐dividend basis on September 21, 2010, in accordance with NYSE rules.  Shareholders who sell their shares on or before the September 21, 2010 ex‐dividend date will also be selling their right to receive the $0.70 per share special cash dividend.  Shareholders are advised to contact their financial advisor before selling their shares.

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In connection with the declaration of the special dividend, the Board of Directors approved certain dividend equivalent rights, clarifying that holders of other Schiff equity awards, including stock options and certain restricted stock units, will receive dividend equivalents in the form of cash on each share underlying the stock options and restricted stock units.  In aggregate, at September 23, 2010, the record date, the company expects approximately 29.8 million potential common shares to be outstanding, including approximately 27.8 million shares of outstanding Class A and Class B common stock, approximately 1.0 million shares of Class A common stock underlying outstanding stock options and approximately 1.0 million shares of Class A common stock underlying outstanding restricted stock units.  The aggregate amount of the special dividend is approximately $21 million, presuming 100 percent vesting of shares underlying equity awards.  To the extent at September 23, 2010, outstanding stock options, restricted shares and restricted stock units are unvested, or for which the issuance of shares underlying vested restricted stock units have been deferred, the $0.70 per share dividend equivalents will not be distributed until after such equity awards vest and/or as the deferred shares are issued.

For U.S. federal income tax purposes, shareholders will receive a Form 1099-DIV in early 2011 to notify them of the division between the dividend and return of capital portions of the special dividend.  The final determination of these amounts is an ongoing process.  Shareholders are encouraged to consult with their own tax and financial advisors regarding the implications of the special dividend.

Conference Call Information
Schiff Nutrition International will hold a conference call today, September 14, at 11 a.m. ET.  The U.S. domestic access number is 866.277.1182 for domestic callers and 617.597.5359 for international callers.  The participant access code is 44176047.  Please call in approximately ten minutes in advance.  The conference call will be broadcast live over the internet at http://www.schiffnutrition.com/press_conference_calls.asp, and the webcast will be available through October 12, 2010.  A replay of the call will be available by dialing 888.286.8010 for domestic callers and 617.801.6888 for international callers, and entering access code 61825707.  The telephone replay will be available through September 20, 2010.

About Schiff Nutrition
Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world.  To learn more about Schiff, please visit the web site www.schiffnutrition.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections.  These statements are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and therefore, actual results may differ materially.  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof.  Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the level of customer and consumer acceptance of Move Free® Advanced, MegaRed, and other branded products, the inability to gain or maintain market distribution for MegaRed or other new products, the entry of new branded and private label krill oil products into the market, the inability to successfully implement marketing and spending programs behind our Move Free, MegaRed and other branded products, the impact of raw material pricing (particularly relative to joint care products), availability (particularly relating to the limited number of krill oil suppliers), quality (particularly relating to joint care products and ingredients from suppliers outside the United States, including China) and potency, the mix between branded and private label products, the inability to grow or maintain branded and private label sales and/or margins in an increasingly competitive environment, the inability to successfully bid on new and existing private label business, litigation and government or administrative regulatory action in the United States and internationally, including FDA enforcement and challenges to marketing, advertising or product claims, adverse publicity regarding our nutritional supplements and/or their ingredients or the dietary supplement industry generally, the inability to enforce or protect our intellectual property rights against infringement, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding our products or other nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, the inability or increased cost to comply with or maintain good manufacturing practices for the dietary supplement industry, the inability or increased cost to obtain product liability and general insurance, the uncertainty of market acceptance of new products, the inability to find strategic transaction opportunities or the inability to successfully consummate or integrate a strategic transaction, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov).  These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

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SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended August 31,
	2010	2009

Net sales	$51,419	$48,565
Cost of goods sold	31,114	29,403

Gross profit	20,305	19,162
Operating expenses:
Selling and marketing	9,284	6,633
Other operating expenses	5,158	5,503
Total operating expenses	14,442	12,136

Income from operations	5,863	7,026
Other income (expense), net	(47)	36

Income before income taxes	5,816	7,062
Income tax expense	2,127	2,671

Net income	$3,689	$4,391

Weighted average common shares outstanding – diluted	29,114	28,732

Net income per share – diluted	$0.13	$0.15

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SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	August 31,	May 31,
	2010	2010
	(unaudited)

Cash and cash equivalents	$27,277	$31,768
Available-for-sale securities	16,121	13,641
Receivables, net	22,756	19,732
Inventories	42,390	35,081
Other current assets	4,380	3,862

Total current assets	112,924	104,084

Property and equipment, net	14,497	13,882

Other assets, net	10,563	12,014

Total assets	$137,984	$129,980

Current liabilities	$28,580	$24,667

Long-term liabilities	5,041	4,865

Stockholders’ equity	104,363	100,448

Total liabilities & stockholders’ equity	$137,984	$129,980

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